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CoreStates Financial Corp.
Broad and Chestnut Streets
P.O. Box 7558
Philadelphia, PA 19101-7558

                                                      [LOGO OF CORESTATES
                                                         APPEARS HERE]

Contact         Gary Brooten or George Biechler
                        (215) 973-3546

For Release
                Immediately Upon Receipt



                 CoreStates Operating Earnings Continue Strong;

                    Second Quarter up 10%, First Half up 16%


     Philadelphia, July 17, 1996--CoreStates Financial Corp today reported operating earnings -- excluding significant and unusual items, primarily merger-related charges -- of $193,442,000 or 88 cents per share for the second quarter, a 10% increase from $177,017,000 or 80 cents per share a year earlier. Operating earnings excluding significant and unusual items for the first six months were $384,339,000 or $1.75 per share, up 16% from last year's $337,795,000 or $1.51 per share.

     Net income was $79,597,000 or 36 cents per share for the quarter, compared to $158,150,000 or 71 cents per share a year ago; and $256,741,000 or $1.17 per share for the first six months, compared to $268,319,000 or $1.20 per share a year ago.

     Significant and unusual items for all quarters are detailed below. In the second quarter they were comprised primarily of previously announced charges associated with the April 9 acquisition of Meridian Bancorp. All results predating the merger are restated for the merger, which was accounted for as a pooling of interests.

     The second quarter operating earnings continued to reflect performance ratios among the best in the banking industry. Return on average assets was 1.78% and return on average equity was 20.22%.

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     Terrence A. Larsen, chairman, said that year-to-year earnings growth in the second quarter, as in the first, was primarily due to reduced non-financial expenses. On a year-to-year basis, he said, revenues from fee-based services were flat and net interest revenue was down slightly as a result of a $1.4 billion drop in average earning assets. That decline largely reflected a $1.8 billion decrease in the lower-yielding investment portfolio compared to the 1995 second quarter. The net interest margin in the second quarter remains among the best in the industry at 5.56%, up by four basis points from a year earlier.

     Compared to the first quarter, Larsen said, net interest income improved modestly and revenues from fee-based services were up in all major categories, with the strongest growth in international service fees. Expenses also were up slightly compared to the first quarter, he said, but the expense ratio remained at an efficient 53.95%.

     Larsen said the company, as anticipated, had reached the financial targets of last year's BEST process redesign project during the second quarter.

     "Our people have done a tremendous job of maintaining customer service while carrying out the goals of both CoreStates' BEST project and Meridian's
59.9 redesign project over the past year," he said.

     "With those initiatives successfully behind us, we now can focus fully on realizing the benefits of the Meridian merger, and in particular on plans we have developed over the past few months for building revenues," Larsen said.

     Larsen said the second quarter brought improved credit quality. Non-performing assets resumed their downward trend, reaching $254 million as compared to $281 million at the end of the first quarter and $368 million a year ago. The June 30, 1996 total represented 0.6% of total assets and 0.8% of total loans.
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     "Like the rest of the industry, we have been watching credit card quality especially closely in recent months, and it is encouraging to see that our delinquency rates have been stable over the past two quarters," Larsen said.

     The reserve for loan losses at June 30 was $705 million, or 2.2% of total loans and 323% of non-performing loans. Net charge-offs were $70.7 million for the second quarter and $113.9 million for the first six months of 1996, compared to $34.2 million and $70.0 million, respectively, a year earlier. Net charge-offs in the second quarter included $34 million related to the Meridian acquisition and $5.8 million related to a policy change to charge off delinquent credit card accounts at 150 rather than 180 days. The provision for loan losses in the second quarter included $70.0 million (part of the net merger-related charges of $175 million) reflecting a change in strategic direction related to Meridian's problem assets and bringing Meridian's consumer lending charge-off policies into conformity with those of CoreStates.

     Consolidated total assets at June 30 were $43.7 billion, including $31.95 billion of consolidated net loans. Consolidated total deposits were $32.5 billion. The comparable numbers for a year earlier were $45.6 billion, $31.4 billion and $33.9 billion, respectively.

     Shareholders' equity at June 30 was $3.9 billion, or 8.9% of total assets. The Tier 1 leverage ratio (Tier 1 or core capital as a percentage of quarterly average assets) was 8.3% for the second quarter. Tier 1 capital at June 30 was 9.5% of risk-adjusted assets and total capital was 12.9% of risk-adjusted assets, compared to regulatory minimum levels of 4% and 8%, respectively.

     The significant and unusual items excluded from operating earnings were, by quarter, as follows: In the first quarter of 1995 they were a pre-tax gain of $19.0 million related to changes in CoreStates' investment in the EPS, Inc., joint venture; a pre-tax restructuring

                                    -more-

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charge of $110.0 million for the BEST project redesign; and a $12.0 million pre-
tax gain on an exchange of equity securities. In the second quarter of 1995, they were a pre-tax restructuring gain of $3.0 million from BEST and a $32.0 million pre-tax restructuring charge for 59.9. In the first quarter of 1996 the items were a pre-tax restructuring credit of $2.5 million for 59.9 and pre-tax merger-related costs of $16.6 million for Meridian's acquisition of United Counties. In the second quarter of 1996 they were net pre-tax merger-related charges of $175 million for CoreStates' acquisition of Meridian, the largest parts of which were employee-related severance, branch restructuring charges and the previously-mentioned provision; a net pre-tax gain on sales of securities of $14.6 million and a pre-tax $1.0 million restructuring credit for 59.9.

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                           CoreStates Financial Corp
                        (in thousands, except per share)



                              Three Months Ended         Six Months Ended
                                    June 30,                  June 30,
                            ------------------------ -----------------------
                              1996         1995(a)      1996          1995(a)
                            --------     ---------   --------       ----------
Net interest income plus
    non-interest income...  $762,022     $761,501    $1,502,116    $1,526,427
                            ========     ========    ==========    ==========

Net income................  $ 79,597(b)  $158,150(b)   $256,741(b)   $268,319(b)
                            ========     ========    ==========    ==========
Net income per share......  $   0.36(b)     $0.71(b)      $1.17(b)      $1.20(b)
                            ========     ========    ==========    ==========
Average number of
    shares outstanding....   219,478      222,440       219,495       224,255
                            ========     ========    ==========    ==========

(a) On April 9, 1996, CoreStates acquired Meridian Bancorp, Inc. ("Meridian") in a transaction accounted for as a pooling of interests. All prior period data presented has been restated to include Meridian.

(b) Selected financial results for the three and six months ended June 30, 1996 and 1995, excluding the significant items listed below, were as follows:


                                Three Months Ended        Six Month Ended
                                     June 30,                 June 30,
                             ------------------------  ----------------------
                                1996        1995(a)      1996       1995(a)
                             -----------  -----------  ---------  -----------
Net income.................    $ 79,597   $158,150     $256,741   $268,319
Exclude the following
 after tax items:
    Restructuring and
     merger-
   related charges.........     123,334     18,867      137,087     88,867
    Net investment gains...      (9,489)         -       (9,489)    (7,630)
    EPS gain...............           -          -            -    (11,761)
                               --------   --------     --------   --------
Operating earnings.........    $193,442   $177,017     $384,339   $337,795
                               ========   ========     ========   ========
Operating earnings per
 share.....................    $   0.88   $   0.80     $   1.75   $   1.51
Return on average total
 assets....................        1.78%      1.58%        1.77%      1.52%
Return on average
    shareholders' equity...       20.22%     19.29%       19.88%     18.37%

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